UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Abacus Global Management, Inc.
(Exact name of registrant as specified in its charter)

Delaware	85-1210472
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2101 Park Center Drive Suite 200 Orlando, Florida	32835
(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Common Stock	New York Stock Exchange
9.875% Fixed Rate Senior Notes due 2028	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.

Securities Act registration statement or Regulation A offering statement filed number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act: None.

EXPLANATORY NOTE

Abacus Global Management, Inc. (the “Company”) is filing this Registration Statement on Form 8-A in connection with the transfer of the listings from The Nasdaq Stock Market LLC (“Nasdaq”) to the New York Stock Exchange (the “NYSE”) of: (i) the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and (ii) the Company’s 9.875% Fixed Rate Senior Notes due 2028 (the “2028 Notes”). The Common Stock and the 2028 Notes will trade on the NYSE under the symbols “ABX” and “ABXL”, respectively. The Company expects the listing and trading of the Common Stock and the 2028 Notes on Nasdaq to cease at the close of trading on or about December 29, 2025, and the listing and the trading of the Common Stock and the 2028 Notes on NYSE to begin at market open on or about December 30, 2025.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

Common Stock

The description of the Common Stock under the caption “Description of Common Stock (“ABL”)” included in Exhibit 4.11 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (File No. 001-39403) filed with the Securities and Exchange Commission (the “SEC”) on March 28, 2025 (the “Annual Report”) is incorporated herein by reference, except that any reference to the NYSE is hereby amended to refer to Nasdaq.

2028 Notes

The 2028 Notes are governed by a senior debt securities indenture, dated as of November 10, 2023 (the “Base Indenture”), as supplemented by a first supplemental indenture, dated as of November 10, 2023 (the “First Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), between the Company and U.S. Bank Trust Company, National Association, as trustee. The Base Indenture and the First Supplemental Indenture, which includes the form of the 2028 Notes, are attached hereto as Exhibits 4.3 and 4.4, respectively, and incorporated herein by reference.

The description of the 2028 Notes under the Caption “9.875% Fixed Rate Senior Notes due 2028 (“ABLLL”)”, included in Exhibit 4.11 to the Company’s Annual Report is incorporated herein by reference.

Item 2. Exhibits.

Exhibit No.	Description
3.1	Second Amended and Restated Certificate of Incorporation of Abacus Life, Inc. (incorporated by reference to Exhibit 3.1 from the Company’s 8-K filed July 6, 2023)
3.2
Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of Abacus Life, Inc., dated February 27, 2025 (incorporated by reference to Exhibit 3.1 from the Company’s Form 8-K filed March, 5, 2025)

3.3
Amended and Restated Bylaws of Abacus Global Management, Inc., dated February 27, 2025 (incorporated by reference to Exhibit 3.3 of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed May 8, 2025)

4.1	Specimen Common Share Certificate (incorporated by reference to Exhibit 4.2 from the Company’s Form S-1 filed July 2, 2020)
4.2	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 from the Company’s Form S-1 filed July 2, 2020)

Exhibit No.	Description
4.3
Base Indenture, dated as of November 10, 2023, between the Company and U.S. Bank Trust Company, National Association, as trustee (incorporated by reference to Exhibit 4.1 from the Company’s Form 8-K filed November 13, 2023)

4.4
First Supplemental Indenture, dated as of November 10, 2023, between the Company and U.S. Bank Trust Company, National Association, as trustee (incorporated by reference to Exhibit 4.2 from the Company’s Form 8-K filed November 13, 2023)

4.5	Form of 9.875% Fixed Rate Senior Notes due 2028 (incorporated by reference to Exhibit A of Exhibit 4.2 from the Company’s Form 8-K filed November 13, 2023)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ABACUS GLOBAL MANAGEMENT, INC.

Date: December 23, 2025	By:	/s/ William McCauley
	Name:	William McCauley
	Title:	Chief Financial Officer